EXHIBIT 4.3
OLD NATIONAL BANCORP
2008 INCENTIVE COMPENSATION PLAN
ARTICLE I.
PURPOSE AND DURATION
     Section 1.01. Establishment of the Plan. Old National Bancorp, an Indiana corporation, hereby establishes an equity-based incentive compensation plan, to be known as the Old National Bancorp 2008 Incentive Compensation Plan (“Plan”), effective as of May 15, 2008. The Plan was adopted by the Company’s Board on January 17, 2008, contingent on shareholder approval, and it became effective upon the shareholders’ approval of the Plan on May 15, 2008.
     Section 1.02. Purposes of the Plan. The purposes of the Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants more closely with the interests of the Company’s shareholders; to provide Participants with an additional incentive to excel in performing services for the Company and its Affiliates, and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company and its Affiliates in attracting, motivating, and retaining key employees. To achieve these objectives, the Plan provides for the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units, Performance Shares, Shares, and Short-Term Incentive Awards.
ARTICLE II.
DEFINITIONS AND RULES OF INTERPRETATION
     Section 2.01. Definitions. For purposes of the Plan, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:
     (a) “Act” or “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
     (b) “Affiliate” means any corporation or any other entity (including, but not limited to, a partnership, limited liability company, joint venture, or Subsidiary) controlling, controlled by, or under common control with the Company.
     (c) “Affiliated SAR” means an SAR that is granted in connection with a related Option and is deemed to be exercised at the same time as the related Option is exercised.
     (d) “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Service-Based Restricted Stock, Performance-Based Restricted Stock, Performance Units, Performance Shares, Shares, or Short-Term Incentive Awards.
     (e) “Award Agreement” means the written agreement that sets forth the terms and conditions applicable to an Award.
     (f) “Board” or “Board of Directors” means the Company’s Board of Directors, as constituted from time to time.
     (g) “Cashless Exercise” means, if there is a public market for the Shares, the payment of the Exercise Price for Options (i) through a same day sale commitment from the Participant and a FINRA member firm, whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay the Exercise Price, and whereby the FINRA member firm irrevocably commits upon receipt of such stock to forward the Exercise Price directly to the Company, or (ii) through a margin commitment from the Participant and a FINRA member firm whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the FINRA member firm in a margin account as security for a loan from the FINRA member firm in the amount of the Exercise Price and whereby the FINRA member firm irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.
     (h) “Cause” means, for purposes of determining whether and when a Participant has incurred a Termination of Service for Cause, (i) any act or failure to act that permits the Company or an Affiliate to terminate the written agreement or arrangement between the Participant and the Company or Affiliate for “cause,” as defined in such agreement or arrangement or, (ii) if there is no such agreement or arrangement, or the agreement or arrangement does not define the term “cause,” any act or failure to act deemed to constitute “cause” under the Company’s established and applied practices, policies, or guidelines applicable to the Participant.
     (i) “Change in Control” has the meaning specified in Section 15.02.
     (j) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     (k) “Committee” means the Compensation and Management Development Committee of the Board or such other committee appointed by the Board pursuant to Section 3.01 to administer the Plan.
     (l) “Company” means Old National Bancorp, an Indiana corporation, and any successor thereto.
     (m) “Covered Employee” means an Employee who is a covered employee as defined in Code Section 162(m)(3).
     (n) “Director” means any individual who is a member of the Board of Directors.
     (o) “Disability” means a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company or Affiliate by whom the Participant is employed. Notwithstanding the foregoing, a mental or physical illness shall not constitute a Disability if it is the result of (i) an intentionally self-inflicted injury or an intentionally self-induced sickness, or (ii) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of a Disability for purposes of the Plan shall be made by the Committee, and it shall not be construed to be an admission of a disability for any other purpose.
     (p) “Effective Date” means May 15, 2008, which is the date on which the Company’s shareholders approved the Plan.
     (q) “Employee” means an officer or key employee of the Company or an Affiliate.
     (r) “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.
     (s) “Fair Market Value” means, with respect to a Share as of a particular date, the per share closing price for the Shares on such date, as reported by the principal exchange or market over which the Shares are then listed or regularly traded. If Shares are not traded over the applicable exchange or market on the date as of which the determination of Fair Market Value is made, “Fair Market Value” means the per share closing price for the Shares on the most recent preceding date on which the Shares were traded over such exchange or market.
     (t) “FINRA” means the Financial Industry Regulatory Authority.
     (u) “Fiscal Year” means the annual accounting period of the Company.
     (v) “Freestanding SAR” means an SAR that is granted independently of any Option.
     (w) “Grant Date” means, with respect to any Award, (i) the date on which the Award is granted by the Committee, or (ii) if granted by the Committee subject to the approval of the full Board, the date on which the Award is approved by the full Board, regardless of whether the related Award Agreement is signed after such date.
     (x) “Incentive Stock Option” means an option to purchase Shares that is granted pursuant to the Plan, is designated as an Incentive Stock Option, and satisfies the requirements of Code Section 422.
     (y) “Net Charge-Off Ratio” means the average of net charge offs to loans over the Performance Period.
     (z) “1999 Plan” means the Old National Bancorp 1999 Equity Incentive Plan, which was approved by shareholders on April 15, 1999.
     (aa) “Nonqualified Stock Option” means an option to purchase Shares that is granted pursuant to the Plan and is not an Incentive Stock Option.
     (bb) “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

     (cc) “Option Period” means the period during which an Option is exercisable in accordance with the applicable Award Agreement and Article VI.
     (dd) “Participant” means an Employee to whom an Award has been granted.
     (ee) “Performance Award” means, with respect to a Participant for a Performance Period, an Award under which the amount payable to the Participant (if any) is contingent on the achievement of pre-established Performance Targets during the Performance Period.
     (ff) “Performance-Based Compensation” means compensation described in Code Section 162(m)(4)(C) that is excluded from “applicable employee remuneration” under Code Section 162(m).
     (gg) “Performance-Based Restricted Stock” means Restricted Stock that is subject to forfeiture unless specified Performance Targets are satisfied during the Performance Period.
     (hh) “Performance Measures” means, with respect to a Performance Award, the objective factors used to determine the amount (if any) payable pursuant to the Award. “Performance Measures” shall be based on any of the factors listed below, alone or in combination, as determined by the Committee. Such factors may be applied (i) on a corporate-wide or business-unit basis, (ii) including or excluding one or more Subsidiaries, (iii) in comparison with plan, budget, or prior performance, and/or (iv) on an absolute basis or in comparison with peer-group performance. The factors that may be used as Performance Measures are (i) return on assets, (ii) return on equity, (iii) total shareholder return, (iv) total revenue, (v) operating income, (vi) net income, (vii) earnings per share, (viii) total risk-adjusted income, (ix) non-performing asset ratio, (x) book value per share, (xi) income before interest and taxes, (xii) charge offs, and (xiii) Net-Charge-Off Ratios. Performance Measures may differ from Participant to Participant and Award to Award.
     (ii) “Performance Period” means the period of time during which Performance Targets must be achieved with respect to an Award, as established by the Committee.
     (jj) “Performance Share” means an Award granted to a Participant pursuant to Section 9.01, the initial value of which is equal to the Fair Market Value of a Share on the Grant Date.
     (kk) “Performance Targets” means, with respect to a Performance Award for a Performance Period, the objective performance under the Performance Measures for that Performance Period that will result in payments under the Performance Award. Performance Targets may differ from Participant to Participant and Award to Award.
     (ll) “Performance Unit” means an Award granted to a Participant pursuant to Section 9.01, the initial value of which is established by the Committee on or before the Grant Date.
     (mm) “Period of Restriction” means the period during which a Share of Restricted Stock is subject to restrictions and a substantial risk of forfeiture.
     (nn) “Plan” means the Old National Bancorp 2008 Incentive Compensation Plan, as set out in this instrument and as hereafter amended from time to time.
     (oo) “Restricted Stock” means an Award granted to a Participant pursuant to Section 8.01.
     (pp) “Retirement” means, with respect to a Participant, Termination of Service after having (i) completed at least five years of service with the Company and (ii) reached age fifty-five (55). For purposes of the preceding sentence, service with an Affiliate shall be considered service with the Company.
     (qq) “Rule 16b-3” means Rule 16b-3 under the 1934 Act and any future rule or regulation amending, supplementing, or superseding such rule.
     (rr) “Section 16 Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions that involve equity securities of the Company.
     (ss) “Service-Based Restricted Stock” means Restricted Stock with restrictions based on the Participant’s continued service to the Company and/or an Affiliate.
     (tt) “Shares” means the whole shares of issued and outstanding regular voting common stock, no par value, of the Company, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment thereof as provided in 4.04, or the stock of any successor to the Company that is so designated for the purposes of the Plan.
     (uu) “Short-Term Incentive Award” means an Award pursuant to the STIP.
     (vv) “STIP” means the Old National Bancorp Short-Term Incentive Plan for Executive Employees, as set out in Appendix A, and as amended from time to time. The terms of the STIP are part of the Plan as if fully set out herein.

     (ww) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection or tandem with a related Option, that is designated as an SAR pursuant to Section 7.01.
     (xx) “Subsidiary” means any corporation (including, without limitation, any bank, savings association, financial institution, or financial services company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
     (yy) “Tandem SAR” means an SAR that is granted in tandem with a related Option, the exercise of which requires forfeiture of the right to exercise the related Option with respect to an equal number of Shares and that is forfeited to the extent that the related Option is exercised.
     (zz) “Termination of Service,” “Terminates Service,” or any variation thereof means a separation from service within the meaning of Code Section 409A(a)(2)(A)(i).
     Section 2.02. Rules of Interpretation. The following rules shall govern in interpreting the Plan:
     (a) Except to the extent preempted by United States federal law or as otherwise expressly provided herein, the Plan and all Award Agreements shall be interpreted in accordance with and governed by the internal laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles, or rules.
     (b) The Plan and all Awards are intended to comply with the requirements of Code Section 409A, with all Options, SARs, and grants of Restricted Stock being exempt from the requirements of Code Section 409A and all other Awards being exempt from or complying with such requirements.
     (c) Any reference herein to a provision of law, regulation, or rule shall be deemed to include a reference to the successor of such law, regulation, or rule.
     (d) To the extent consistent with the context, any masculine term shall include the feminine, and vice versa, and the singular shall include the plural, and vice versa.
     (e) If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining parts of the Plan, and the Plan shall be interpreted and enforced as if the illegal or invalid provision had never been included herein.
     (f) The grant of Awards and issuance of Shares hereunder shall be subject to all applicable statutes, laws, rules, and regulations and to such approvals and requirements as may be required from time to time by any governmental authority or securities exchange or market on which the Shares are then listed or traded.
     (g) The descriptive headings and sections of the Plan are provided for convenience of reference only and shall not serve as a basis for interpretation of the Plan.
ARTICLE III.
ADMINISTRATION
     Section 3.01. The Committee. The Committee shall administer the Plan and, subject to the provisions of the Plan and applicable law, may exercise its discretion in performing its administrative duties. The Committee shall consist of not fewer than three (3) Directors, and Committee action shall require the affirmative vote of a majority of its members. The members of the Committee shall be appointed by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be composed solely of Directors who both are (i) non-employee directors under Rule 16b-3 and (ii) outside directors under Code Section 162(m)(3)(C)(ii).
     Section 3.02. Authority of the Committee. Except as limited by law or by the Articles of Incorporation or By-Laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power and discretion to select the Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan, all Award Agreements, and any other agreements or instruments entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent that such terms and conditions are within the discretion of the Committee. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. Each Award shall be evidenced by a written Award Agreement between the Company and the Participant and shall contain such terms and conditions established by the Committee consistent with the provisions of the Plan. Notwithstanding the preceding provisions, the Committee shall not have any authority (i) to take any action that would cause an Option, SAR, or grant of Restricted Stock to become subject to Code Section 409A or to cause any Performance Unit, Performance Share, or Short-Term Incentive Award to violate Code Section 409A, or (ii) to take any action with respect to an Award intended to constitute Performance-Based

Compensation that would disqualify it from being such. Moreover, except as permitted by the Plan in connection with a corporate transaction (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended without shareholder approval to reduce the Exercise Price of an outstanding Option or SAR or cancel an outstanding Option or SAR in exchange for cash, other Awards, or Options or SARs with an exercise price that is less than the Exercise Price of the original Options or SARs. Except as limited by applicable law or the Plan, the Committee may use its discretion to the maximum extent that it deems appropriate in administering the Plan.
     Section 3.03. Delegation by the Committee. The Committee may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, the Committee may not delegate its authority and powers (i) with respect to grants to Section 16 Persons, (ii) in a way that would jeopardize the Plan’ s satisfaction of Rule 16b-3, or (iii) with respect to grants intended to constitute Performance-Based Compensation.
     Section 3.04. Decisions Binding. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee pursuant to this Article shall be final, conclusive, and binding on all persons, including the Company and Participants.
ARTICLE IV.
SHARES SUBJECT TO THIS PLAN
     Section 4.01. Number of Shares.
     (a) Subject to adjustment as provided in Section 4.04 and any limitations specified elsewhere in the Plan, the maximum number of Shares cumulatively available for issuance under the Plan pursuant to (i) the exercise of Options, (ii) the grant of Affiliated, Freestanding, and Tandem SARs, (iii) the grant of Restricted Stock, (iv) the payment of Performance Units and Performance Shares, and/or (v) the grant of Shares shall not exceed the sum of the following:
     (i) one million Shares, plus
     (ii) any Shares covered by an award under this Plan or the 1999 Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award, plus
     (iii) any Shares exchanged by a Participant as full or partial payment to the Company of the exercise price of an option under this Plan or the 1999 Plan; plus
     (iv) any Shares available for awards under the 1999 Plan on the date of its termination.
     (b) Except as expressly provided herein, no separate limit shall apply to the number of Shares that may be used for any particular type of Award.
     (c) Shares issued under the Plan may be authorized but unissued Shares, treasury Shares, reacquired Shares (including Shares purchased in the open market), or any combination thereof, as the Committee may from time to time determine. Shares covered by an Award that are forfeited or that remain unpurchased or undistributed upon termination or expiration of the Award may be made the subject of further Awards to the same or other Participants.
     Section 4.02. Restrictions on Shares. Shares issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions, and restrictions as the Committee may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for Shares, cash, or other property before (i) the listing of such Shares on any stock exchange (or other public market) on which the Shares may then be listed (or regularly traded) and (ii) the completion of any registration or qualification of such shares under federal, state, local, or other law, or any ruling or regulation of any government body that the Committee determines to be necessary or advisable. The Company may cause any certificate for Shares to be delivered hereunder to be properly marked with a legend or other notation reflecting the limitations on transfer of such Shares as provided in the Plan or as the Committee may otherwise require. Participants, or any other persons entitled to benefits under the Plan, must furnish to the Committee such documents, evidence, data, or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. The benefits under the Plan for each Participant and other person entitled to benefits hereunder are to be provided on the condition that such Participant or other person furnish full, true, and complete data, evidence, or other information, and that he or she promptly sign any document reasonably requested by the Committee. No fractional Shares shall be issued under the Plan; rather, fractional shares shall be aggregated and then rounded to the next lower whole Share.
     Section 4.03. Shareholder Rights. Except with respect to Restricted Stock as provided in Article VIII, no person shall have any rights of a shareholder (including, but not limited to, voting and dividend rights) as to Shares subject to an Award until, after proper exercise or vesting of the Award or other action as may be required by the Committee, such Shares shall have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant. Upon exercise of the Award or any portion thereof, the Company shall have a reasonable period in which to issue and transfer the Shares to the Participant, and the Participant shall not be treated as a shareholder for any purpose before such issuance and transfer. No payment or adjustment shall be made for cash dividends or other rights for which the record date is prior to the date on which such Shares are recorded as issued and transferred in the Company’s official shareholder records (or the records of its transfer agents or registrars), except as provided herein or in an Award Agreement.
     Section 4.04. Changes in Stock Subject to the Plan. In the event of any change in the Shares by virtue of a stock dividend, stock split or consolidation, reorganization, merger, spinoff, or similar transaction, the Committee shall, as it deems appropriate, adjust the aggregate number of Shares available for Awards, the Shares subject to an Award, and the terms of the Award to prevent the dilution of Shares or the diminution of the Awards. The Committee’s determination pursuant to this Section be final and conclusive, provided, however, no adjustment pursuant to this Section shall (i) be made to the extent that the adjustment would cause an Award to become subject to Code Section 409A or (ii) change the One Hundred Thousand Dollar ($100,000) limit on Incentive Stock Options first exercisable during a year, as set out in Section 6.01.
ARTICLE V.
ELIGIBILITY
     Except as herein provided, individuals who are Employees shall be eligible to participate in the Plan and be granted Awards. The Committee may, from time to time and in its sole discretion, select the Employees to be granted Awards and determine the terms and conditions with respect thereto each Award. In making any such selection and in determining the form of an Award, the Committee may give consideration to the functions and responsibilities of the Employee and the Employee’s contributions to the Company or its Affiliates, the value of the Employee’s services (past, present, and future) to the Company or its Affiliates, and such other factors as it deems relevant. Committee members shall not be eligible to participate in the Plan while serving as Committee members.
ARTICLE VI.
STOCK OPTIONS
     Section 6.01. Grant of Options. Subject to the terms and provisions of the Plan, the Committee may grant Options to any Employee in such amounts as the Committee may determine. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The Committee shall determine the number of Shares subject to each Option; subject to the express limitations of the Plan, including Article XII. Furthermore, no Participant may be granted Incentive Stock Options under this Plan (when combined with incentive stock options granted under any other plan of the Company or an Affiliate) that would result in Shares with an aggregate Fair Market Value (determined as of the Grant Date(s)) of more than One Hundred Thousand Dollars ($100,000) first becoming exercisable in any one calendar year. To the extent that a purported Incentive Stock Option would violate the limitation specified in the preceding sentence, the Option shall be deemed a Nonqualified Stock Option.
     Section 6.02. Option Award Agreement. Each Option shall be evidenced by an Option Award Agreement that shall specify the Exercise Price, the number of Shares to which the Option pertains, the Option Period, any conditions to exercise of the Option, and such other terms and conditions as the Committee shall determine. The Option Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. All grants of Options intended to constitute Incentive Stock Options and related Award Agreements shall comply with the requirements of Code Section 422.
     Section 6.03. Exercise Price. Subject to the provisions of this Section, the Committee shall determine the Exercise Price under each Option.
     (a) Nonqualified Stock Options. The per-Share Exercise Price under a Nonqualified Stock Option shall be not less than one hundred percent (100%) of Fair Market Value of a Share on the Grant Date.
     (b) Incentive Stock Options. The per-Share Exercise Price under an Incentive Stock Option shall be not less than one hundred percent (100%) of Fair Market Value of a Share on the Grant Date; provided, however, if, on the Grant Date, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Code Section 424(d)) owns securities possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the per-Share Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

     (c) Substitute Options. Notwithstanding the provisions of Subsections (a) and (b), if the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), individuals who become Employees on account of such transaction may be granted Options in substitution for options granted by such former employer or recipient of services. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a) and the requirements of Code Section 409A, may determine that such substitute Options shall have an Exercise Price less than one hundred (100%) of the Fair Market Value of the Shares to which the Options relate determined as of the Grant Dates. In carrying out the provisions of this Section, the Committee shall apply the principles contained in Section 4.04.
     Section 6.04. Duration of Options. Subject to the terms and provisions of Section 15.01, the Option Period with respect to each Option shall commence and expire at such times as the Committee shall provide in the Award Agreement, provided that:
     (a) Options shall not be exercisable more than ten years after their respective Grant Dates;
     (b) Incentive Stock Options granted to an Employee who possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, taking into account the attribution rules of Code Section 422(d), shall not be exercisable later than five years after their respective Grant Date(s); and
     (c) Subject to the limits of this Article, the Committee may, in its sole discretion, after an Option is granted, extend the option term, provided that such extension is not an extension for purposes of Code Section 409A and the guidance thereunder or, in the case of an Incentive Stock Option, a modification, extension, or renewal for purposes of Code Section 424(h).
     Section 6.05. Exercisability of Options. Subject to the provisions of Section 15.01 and this Article, all Options granted under this Plan shall be exercisable at such times, under such terms, and subject to such restrictions and conditions as the Committee shall determine and specify in the applicable Award Agreement. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.
     Section 6.06. Method of Exercise. Subject to the provisions of this Article and the applicable Award Agreement, a Participant may exercise an Option, in whole or in part, at any time during the applicable Option Period by giving written notice to the Company of exercise on a form provided by the Committee (if available). Such notice shall specify the number of Shares subject to the Option to be purchased and shall be accompanied by payment in full of the total Exercise Price by cash or check or such other form of payment as the Company may accept. If permitted by the Committee or the applicable the Award Agreement, payment in full or in part may also be made by:
     (a) delivering Shares already owned by the Participant for more than six (6) months and having a total Fair Market Value on the date of such delivery equal to the total Exercise Price;
     (b) the delivery of cash by a broker-dealer pursuant to a Cashless Exercise; or
     (c) a combination of the foregoing.
No Shares shall be issued until full payment therefor has been made. A Participant shall have all of the rights of a shareholder of the Company holding the class of Shares subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the Participant has given written notice of exercise, has paid the total Exercise Price, and such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.
     Section 6.07. Restrictions on Share Transferability. In addition to the restrictions imposed by Section 16.09, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate, including, but not limited to, restrictions related to applicable federal and state securities laws and the requirements of any national securities exchange or market on which Shares are then listed or regularly traded.
     Section 6.08. Termination by Reason of Death, Disability, or Retirement. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant Terminates Service due to death, Disability, or Retirement, any unexpired and unexercised Options held by the Participant shall thereafter be fully exercisable until the expiration of the Option Period.
     Section 6.09. Other Termination. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service that is involuntary on the part of the Participant (but is not due to death or Disability or is not with Cause) or is voluntary on the part of the Participant (but is not due to Retirement), any Options held by such Participant shall thereupon terminate, except that such Options, to the extent then exercisable at the time of such Termination of Service, may be exercised until the expiration of the shorter of the following two (2) periods: (i) the thirty (30) consecutive day period commencing on the date of such Termination of Service, or (ii) the date on which the Option Period expires. If a Participant incurs a Termination of Service with Cause, all of his Options shall terminate immediately as of the date of such Termination of Service.
     Section 6.10. Special Provision for Incentive Stock Options. Notwithstanding any other provision of the Plan to the contrary, an Incentive Stock Option shall not be exercisable (i) more than three (3) months after the Participant’s Termination of Service for any reason other than Disability, or (ii) more than one (1) year after the Participant’s Termination of Service by reason of Disability.
ARTICLE VII.
STOCK APPRECIATION RIGHTS
     Section 7.01. Grant of SARs. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof to any Employee in such amounts as the Committee, in its sole discretion, shall determine. The Committee, subject to the provisions of this Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, the Exercise Price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and the Exercise Price of a Tandem SAR or an Affiliated SAR shall be equal to the Exercise Price of the Option to which such SAR relates. The number of Shares to which an SAR relates as well as the Exercise Price for an SAR shall be subject to adjustment pursuant to Section 4.04.
     Section 7.02. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. The following requirements shall apply to all Tandem SARs: (i) the Tandem SAR shall expire not later than the date on which the related Option expires; (ii) the value of the payout with respect to the Tandem SAR shall be no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Option and one hundred percent (100%) of the Fair Market Value of the Shares subject to the related Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Option to which the Tandem SAR relates exceeds the Exercise Price of such Option.
     Section 7.03. Exercise of Affiliated SARs. An Affiliated SAR shall be deemed to be exercised upon the exercise of the Option to which the Affiliated SAR relates. Such deemed exercise of an Affiliated SAR shall not reduce the number of Shares subject to the related Option.
     Section 7.04. Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall specify in the applicable Award Agreement.
     Section 7.05. SAR Award Agreement. Each SAR shall be evidenced by an Award Agreement that specifies the exercise price, the expiration date of the SAR, the number of SARs, any conditions on the exercise of the SAR, and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Award Agreement shall also specify whether the SAR is an Affiliated SAR, Freestanding SAR, Tandem SAR, or a combination thereof.
     Section 7.06. Expiration of SARs. Each SAR granted under this Plan shall expire upon the date determined by the Committee, in its sole discretion, as set forth in the applicable Award Agreement. Notwithstanding the foregoing, the terms and provisions of Section 6.04 also shall apply to Affiliated and Tandem SARs.
     Section 7.07. Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
     (a) the positive difference between the Fair Market Value of a Share on the date of exercise and the Exercise Price; by
     (b) the number of Shares with respect to which the SAR is exercised.
     At the sole discretion of the Committee, such payment may be in cash, in Shares that have a Fair Market Value equal to the cash payment calculated under this Section, or in a combination of cash and Shares.

     Section 7.08. Termination of SAR. An Affiliated SAR or Tandem SAR shall terminate at such time as the Option to which such SAR relates terminates. A Freestanding SAR shall terminate at the time provided in the applicable Award Agreement, and under no circumstances more than 10 years from the Grant Date.
ARTICLE VIII.
RESTRICTED STOCK
     Section 8.01. Grants of Restricted Stock. Subject to the terms and provisions of the Plan, including Article XII, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to any Employee in such amounts as the Committee, in its sole discretion, shall determine.
     Section 8.02. Restricted Stock Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement, which shall specify the Period of Restriction, the number of Shares granted, and the terms and conditions of the Award. The Committee may, in its discretion, set Performance Targets that must be satisfied for the restrictions on some or all of the Shares to be released at the end of the Period of Restriction.
     Section 8.03. Restrictions on Transferability. Except as provided in Section 16.09 or this Article, Shares of Restricted Stock may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, until the end of the applicable Period of Restriction.
     Section 8.04. Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate in accordance with this Article.
     (a) General Restrictions. The Committee may impose restrictions on Restricted Stock based upon any one or more of the following criteria: (i) the achievement of specific Performance Targets, (ii) vesting based on period of service with the Company and any of its Subsidiaries, (iii) applicable federal or state securities laws, or (iv) any other basis determined by the Committee, in its sole discretion.
     (b) Section 162(m) Performance Restrictions. Notwithstanding any other provision of this Section to the contrary, for purposes of qualifying grants of Restricted Stock as Performance-Based Compensation, the Committee shall establish restrictions based upon the achievement of pre-established Performance Targets. The specific Performance Targets that must be satisfied for the Period of Restriction to lapse or terminate shall be established by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as Performance-Based Compensation. In granting Restricted Stock that is intended to qualify as Performance-Based Compensation, the Committee shall follow any procedures that it determines to be necessary, advisable, or appropriate to ensure such qualification.
     (c) Legend on Certificates. The Committee, in its sole discretion, may require the placement of a legend on certificates representing Shares of Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:
THE SALE, PLEDGE, OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER UNDER FEDERAL AND STATE SECURITIES LAWS AND UNDER THE OLD NATIONAL BANCORP 2008 INCENTIVE COMPENSATION PLAN, AS SET FORTH IN AN AWARD AGREEMENT EXECUTED THEREUNDER. A COPY OF SUCH PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF OLD NATIONAL BANCORP.
     Section 8.05. Removal of Restrictions. Except as otherwise provided in this Article, as soon as practicable after the applicable Period of Restriction lapses, Shares of Restricted Stock covered by an Award shall be subject to release to the Participant. The number of Shares to be released shall be determined as a function of the extent to which the applicable Performance Targets have been achieved. To the extent that the Shares are not earned, they shall be forfeited. Except in the case of Awards of Restricted Stock to Covered Employees that are intended to constitute Performance-Based Compensation (the vesting and/or earning of which can be accelerated only as provided in Section 15.01), the Committee, in its sole discretion, may accelerate the time at which any restrictions shall lapse or remove any restrictions.
     Section 8.06. Voting Rights. During the Period of Restriction, Participants holding Shares of

Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.
     Section 8.07. Return of Restricted Stock to Company. On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed by the last day of the Period of Restriction shall revert to the Company and thereafter shall be available for the grant of new Awards.
     Section 8.08. Termination of Service.
     (a) Unless otherwise provided in an Award Agreement or the Plan, if a Participant Terminates Service during the Period of Restriction, his Shares of Restricted Stock then outstanding shall be treated as provided in this Section.
     (b) If a Participant Terminates Service during the Period of Restriction for any reason other than death, Disability, or Retirement, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and thereafter shall be available for the grant of new Awards; provided, however, subject to the limitations of Subsection (e), the Committee shall have the sole discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.
     (c) If a Participant Terminates Service during the Period of Restriction on account of his Disability or Retirement, his Shares of Restricted Stock shall remain outstanding as if he had not Terminated Service, and restrictions shall lapse as if and at the same time as such restrictions would have lapsed had the Participant not Terminated Service.
     (d) If a Participant Terminates Service due to death during the Period of Restriction, the restrictions on his Shares of Restricted Stock shall lapse, and the Participant’s Beneficiary shall, on the date of such Termination of Service, be fully vested in the Restricted Stock.
     (e) Notwithstanding any other provision of this Section to the contrary, in the case of grants of Restricted Stock to Covered Employees that the Committee intends to qualify as Performance-Based Compensation, except as provided in Subsection (d) or Section 15.01, no shares of Restricted Stock shall become vested unless the applicable Performance Targets have first been met. If the vesting of shares of Restricted Stock is accelerated after the applicable Performance Targets have been met, the amount of Restricted Stock released from restrictions shall be discounted by the Committee to reasonably reflect the time value of money in connection with such early vesting.
ARTICLE IX.
PERFORMANCE UNITS AND PERFORMANCE SHARES
     Section 9.01. Grant of Performance Units/Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to any Employee in such amounts as the Committee, in its sole discretion, shall determine. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, subject to the express limitations of the Plan, including Article XII.
     Section 9.02. Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.
     Section 9.03. Performance Objectives and Other Terms. The Committee shall set performance objectives in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid to the Participant. Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the number of Performance Units or Performance Shares, the Performance Period, the performance objectives, and such other terms and conditions as the Committee, in its sole discretion, shall determine.
     (a) General Performance Objectives. The Committee may set performance objectives based upon (i) the achievement of Performance Targets, (ii) applicable Federal or state securities laws, or (iii) any other basis determined by the Committee in its sole discretion.
     (b) Section 162(m) Performance Objectives. Notwithstanding any other provision of this Section to the contrary, for purposes of qualifying grants of Performance Units or Performance Shares to Covered Employees as Performance-Based Compensation, the Committee shall establish the specific Performance Targets applicable to Performance Units or Performance Shares. Such Performance Targets shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Performance Shares, as the case may be, to qualify as Performance-Based Compensation. In granting Performance Units or Performance Shares to Covered Employees that are intended to qualify as Performance-Based Compensation, the Committee shall follow any procedures that it determines to be necessary, advisable, or appropriate to ensure such qualification.

     Section 9.04. Earning of Performance Units/Shares. After the applicable Period of Restriction has ended, the holder of Performance Units or Performance Shares shall be entitled to receive those Performance Units or Performance Shares, as the case may be, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the applicable Performance Targets have been achieved. Except in the case of Performance Targets applicable to Performance Units or Performance Shares granted to Covered Employees which are intended to qualify as Performance-Based Compensation (which cannot be reduced or waived except as provided in Section 15.01), after the grant of a Performance Unit or Performance Share, the Committee, in its sole discretion, may reduce or waive any Performance Targets or related business criteria applicable to such Performance Unit or Performance Share.
     Section 9.05. Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the end of the applicable Period of Restriction. The Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as the case may be, determined as of the last day of the applicable Performance Period), or a combination thereof.
     Section 9.06. Cancellation of Performance Units/Shares. On the date set forth in the applicable Award Agreement, all Performance Units or Performance Shares which have not been earned or vested shall be forfeited and thereafter shall be available for the grant of new Awards.
     Section 9.07. Termination of Service.
     (a) Unless otherwise provided in an Award Agreement or the Plan, if a Participant Terminates Service during the Performance Period or Period of Restriction, his Performance Units and Performance Shares shall be treated as provided in this Section.
     (b) If a Participant Terminates Service during the Performance Period or Period of Restriction for any reason other than death, Disability, or Retirement, all of his Performance Units and Performance Shares then outstanding shall be forfeited and thereafter shall be available for the grant of new Awards; provided, however, subject to the limitations of Subsection (e), the Committee shall have the sole discretion to waive, in whole or in part, any or all requirements with respect to any or all of such Participant’s Performance Units and/or Performance Shares.
     (c) If a Participant Terminates Service during the Performance Period or Period of Restriction on account of his Disability or Retirement, his Performance Units and Performance Shares shall remain outstanding as if he had not Terminated Service, and payments with respect to such Performance Units and/or Performance Shares shall be made at the same time as payments are made to Participants who did not incur a Termination of Service during the applicable Performance Period or Period of Restriction.
     (d) If a Participant Terminates Service due to death during the Performance Period or Period of Restriction, the performance requirements and/or restrictions with respect to his Performance Units and Performance Shares shall lapse, and the Participant’s Beneficiary shall, on the date of such Termination of Service, be fully entitled to payment under such Performance Units and Performance Shares as if targeted performance had been achieved and the Performance Period ended on the date of the Participant’s death, and such payments shall be made within sixty (60) days after the Participant’s death.
     (e) Notwithstanding any other provision of this Section to the contrary, in the case of grants of Performance Units and/or Performance Shares to Covered Employees that the Committee intends to qualify as Performance-Based Compensation, except as provided in Subsection (d) or Section 15.01, no Performance Units or Performance Shares shall become vested unless the applicable Performance Targets have first been met.
ARTICLE X.
SHARE GRANTS
     Subject to the provisions of the Plan, including Article XII and this Section, the Committee may make an Award of Shares to any Employee in such amount as the Committee, in its sole discretion, may determine. A grant pursuant to this Section may be evidenced by a Share Award Agreement or such other document as the Committee, in its sole discretion, determines to be appropriate; provided, however, the Shares shall be freely transferable, and the Committee shall not impose Performance Targets, a Period of Restriction, or any other conditions, restrictions, or risks of forfeiture on the Award. Awards of shares pursuant to this Section shall be subject to the withholding requirements of Article XIV.
ARTICLE XI.
SHORT-TERM INCENTIVE AWARDS
     The Committee may grant performance awards pursuant to the terms of the STIP, as set out in Appendix A.
ARTICLE XII.
LIMITS ON AWARDS
     Section 12.01. Limitation on Shares Issued Pursuant to Awards. Notwithstanding any other provision of this Plan to the contrary, the Committee may not grant Awards to any Participant under this Plan during any three consecutive calendar year period that would result in more than Five Hundred Thousand (500,000) Shares being issued to such Participant. For purposes of this Section, Shares issued pursuant to the 1999 Plan shall be deemed issued pursuant to this Plan. The limitations of this Section shall be subject to adjustment as provided in Section 4.04.
     Section 12.02. Limitation on Cash Awards. Notwithstanding any other provision of this Plan to the contrary, the Committee may not grant cash Awards to any Participant under this Plan during any three consecutive calendar year period that exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).
ARTICLE XIII.
AMENDMENT, TERMINATION, AND DURATION
     Section 13.01. Amendment, Suspension, or Termination. The Board may supplement, amend, alter, or discontinue the Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except that any supplement, amendment, alteration, or discontinuation may be made to (i) avoid a material charge or expense to the Company or an Affiliate, (ii) cause this Plan to comply with applicable law, or (iii) permit the Company or an Affiliate to claim a tax deduction under applicable law. In addition, subject to the provisions of this Section, the Board of Directors, in its sole discretion at any time and from time to time, may supplement, amend, alter, or discontinue this Plan without the approval of the Company’s shareholders (i) to the extent such approval is not required by applicable law or the terms of a written agreement, and (ii) so long as any such amendment or alteration does not increase the number of Shares subject to this Plan (other than pursuant to Section 4.04) or increase the maximum number of Options, SARs, Shares of Restricted Stock, Performance Units, Performance Shares, Shares, or Short-Term Incentive Awards that the Committee may award to an individual Participant under the Plan. The Committee may supplement, amend, alter, or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board under the foregoing provisions of this Section, subject to any approval or limitations the Board may impose.
     Section 13.02. Duration of The Plan and Shareholder Approval. The Plan shall become effective on the Effective Date and shall terminate automatically five years thereafter, unless terminated pursuant to its terms before that time. Notwithstanding the preceding sentence, termination of the Plan shall not affect any Award granted before the date of termination, unless expressly provided in the applicable Award Agreement or a duly adopted Plan amendment.
ARTICLE XIV.
TAX WITHHOLDING
     Section 14.01. Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the payment or exercise of an Award, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all federal, state, and local income and employment taxes required to be withheld with respect to the payment or exercise of such Award.

     Section 14.02. Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (i) electing to have the Company withhold otherwise deliverable Shares (except in the case of exercises of Incentive Stock Options), or (i) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld; provided, however, that any shares delivered to the Company shall satisfy the ownership requirements specified in Section 6.06(a). The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed, in the case of income tax withholding, the amount determined, based upon minimum statutory requirements, by using the maximum federal, state, or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of income tax to be withheld is determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.
ARTICLE XV.
CHANGE IN CONTROL
     Section 15.01. Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, all Awards then outstanding that either are not then exercisable or are subject to any restrictions or Performance Targets shall, unless otherwise provided for in the Award Agreements applicable thereto, become immediately exercisable, and all restrictions and Performance Targets shall be removed, as of the first date that the Change in Control has been deemed to have occurred, and shall remain removed for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements.
     Section 15.02. Definition. For purposes of Section 15.01, a “Change in Control” shall mean that the conditions or events set forth in any one or more of the following subsections shall have occurred:
     (a) the acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (“Act”)), other than the Company, a subsidiary, and any employee benefit plan of the Company or a subsidiary, of twenty-five percent (25%) or more of the combined voting power entitled to vote generally in the election of the directors of the Company’s then outstanding voting securities;
     (b) the persons who were serving as the members of the Board of Directors immediately prior to the commencement of a proxy contest relating to the election of directors or a tender or exchange offer for voting securities of the Company (“Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors (or the board of directors of any successor to the Company) at any time within one year of the election of directors as a result of such contest or the purchase or exchange of voting securities of the Company pursuant to such offer, provided that any director elected to the Board of Directors, or nominated for election, by a majority of the Incumbent Directors then still in office and whose nomination or election was not made at the request or direction of the person(s) initiating such contest or making such offer shall be deemed to be an Incumbent Director for purposes of this Subsection (b);
     (c) consummation of a merger, reorganization, or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger, reorganization, or consolidation do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger, reorganization, or consolidation, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the merged, reorganized, or consolidated company or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the company described in clause (i);
     (d) a sale, transfer, or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i); or
     (e) the shareholders of the Company approve a liquidation of the Company.

ARTICLE XVI.
MISCELLANEOUS
     Section 16.01. Mistake of Fact. Any mistake of fact or misstatement of facts shall be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.
     Section 16.02. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person relying thereon considers pertinent and reliable, and signed, made, or presented by the proper party or parties.
     Section 16.03. Notices. Any notice or document required to be given to or filed with the Committee will be properly given or filed if hand delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to the Committee at Box 718, Evansville, Indiana 47705.
     Section 16.04. No Effect on Employment or Service. Neither the Plan, the grant of an Award, or the execution of an Award Agreement shall confer upon any Participant any right to continued employment by the Company or an Affiliate or interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without Cause. Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the Participant and the Company or Affiliate, as the case may be. If there is any conflict between the provisions of the Plan and an employment or severance agreement between a Participant and the Company or an Affiliate, the provisions of such employment or severance agreement shall control, including, but not limited to, the vesting and forfeiture of any Awards.
     Section 16.05. No Company Obligation. Unless required by applicable law, the Company, an Affiliate, the Board of Directors, and the Committee shall not have any duty or obligation to disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with the receipt, exercise, or distribution of an Award. In addition, neither the Company, an Affiliate, the Board of Directors, the Committee, nor any attorney, accountant, advisor, or agent for any of the foregoing shall provide any advice, counsel, or recommendation to any Participant with respect to an Award.
     Section 16.06. Participation. No Employee shall have the right to be selected to receive an Award, or, having been selected, to be selected to receive a future Award. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has accrued under the express terms of the Plan.
     Section 16.07. Liability and Indemnification. No member of the Board, the Committee, or any officer or employee of the Company or any Affiliate shall be personally liable for any action, failure to act, decision, or determination made in good faith in connection with the Plan. By participating in the Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers, and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under the Plan and the payment and exercise thereof. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at the Company’s expense, to handle and defend such claim, action, suit, or proceeding before he or she undertakes to handle and defend the same on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
     Section 16.08. Successors. All obligations of the Company hereunder with respect to Awards shall be binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company. The Company shall not, and shall not permit its Affiliates to, recommend, facilitate, or agree or consent to a transaction or series of transactions that would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of the Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company hereunder.
     Section 16.09. Nontransferability of Awards. Except as provided in Subsection (a) or (b), no Award can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Award shall be subject to execution, attachment, or similar process. Any attempted or purported transfer of an Award in contravention of the Plan or an Award Agreement shall be null and void ab initio and of no force or effect whatsoever. All rights with respect to an Award granted to a Participant shall be exercisable during his or her lifetime only by the Participant.
     (a) Limited Transfers of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of Nonqualified Stock Options by a Participant to: (i) the Participant’s spouse, any children or lineal descendants of the Participant or the Participant’s spouse, or the spouse(s) of any such children or lineal descendants (Immediate Family Members), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership or limited liability company in which the Participant and/or the Immediate Family Members are the only equity owners, (collectively, Eligible Transferees); provided, however, that, if the Committee permits the transfer of Nonqualified Stock Options granted to the Participant, the Committee may subsequently, in its sole discretion, amend, modify, revoke, or restrict, without the prior consent, authorization, or agreement of the Eligible Transferee, the ability of the Participant to transfer Nonqualified Stock Options that have not been already transferred to an Eligible Transferee. An Option that is transferred to an Immediate Family Member shall not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member’s will or by the laws of descent and distribution upon the death of such Immediate Family Member. Incentive Stock Options granted shall not be transferable pursuant to this Subsection.
     (b) Exercise by Eligible Transferees. If the Committee, in its sole discretion, permits the transfer of Nonqualified Stock Options by a Participant to an Eligible Transferee under Subsection (a), the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor or administrator only in the same manner, to the same extent, and under the same circumstances (including, but not limited to, the time period within which the Options must be exercised) as the Participant could have exercised such Options. The Participant, or in the event of his or her death, the Participant’s estate, shall remain liable for all federal, state, local, and other taxes applicable upon the exercise of a Nonqualified Stock Option by an Eligible Transferee.
     Section 16.10. No Rights as Shareholder. Except as expressly provided in Article VIII, no Participant (or any Beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).
     Section 16.11. Funding. Benefits payable under this Plan to any person shall be paid by the Company from its general assets. Shares to be distributed hereunder shall be issued directly by the Company from its authorized but unissued Shares or acquired by the Company on the open market, or a combination thereof. Neither the Company nor any of its Affiliates shall be required to segregate on their books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company or any of its Affiliates may, however, in their sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan. Any such action or set-aside shall not be deemed to create a trust of any kind between the Company or any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.
     Section 16.12. Use of Proceeds. The proceeds received by the Company from the sale of Shares pursuant to the Plan will be used for general corporate purposes.
OLD NATIONAL BANCORP

DATED: May 15, 2008	By:	Robert Jones
Robert Jones, President and
Chief Executive Officer

ATTEST:

By:	Jeffrey L. Knight
Jeffrey L. Knight
Corporate Secretary and Chief Legal Counsel

APPENDIX A
OLD NATIONAL BANCORP
SHORT-TERM INCENTIVE COMPENSATION PLAN
FOR KEY EXECUTIVES
ARTICLE I.
GENERAL PROVISIONS
     Section 1.01. Establishment. The Company has established the Old National Bancorp Short-Term Incentive Compensation Plan for Key Executives (“STIP”). The STIP is part of the Old National Bancorp 2008 Incentive Compensation Plan (“Plan”), and the terms of the Plan are incorporated as part of the STIP. The STIP is effective as of the effective date of the Plan.
     Section 1.02. Purpose. The purpose of the STIP is to advance the interests of the Company and its Subsidiaries by providing an annual incentive bonus to be paid to selected key Executive Employees based on the achievement of pre-established quantitative performance goals. The Plan is a performance-based compensation plan, as defined in Code Section 162(m), and payments under the Plan are intended to qualify as Performance-Based Compensation.
ARTICLE II.
DEFINED TERMS.
     Section 2.01. Definitions. For purposes of this document, unless another definition is set out below, when the initial letter of a word (or each word in a term) is capitalized, the term shall have the meaning specified in Article II of the Plan. For purposes of this document, when the initial letter of the following words (or each word in the following terms) is capitalized, the term shall have the meaning specified below:
     (a) “Executive Employee” means any key executive employee of the Company or a Subsidiary, as determined by the Committee.
     (b) “Participant” means, with respect to a calendar year, an Executive Employee to whom the Committee has granted a Performance Award for the year.
     (c) “Performance Award Payment” means the amount payable under a Performance Award, based on the achievement of Performance Targets.
     (d) “Performance Period” means the calendar year.
ARTICLE III.
ADMINISTRATION
     The Committee shall administer the STIP, and it shall have all powers and authority necessary or appropriate to the fulfillment of its duties hereunder. Except as limited by the express provisions of the Plan, the STIP, or resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the STIP, to establish and revise rules and regulations relating to the STIP, and to make any other determinations that it believes necessary or advisable for administration of the STIP.
ARTICLE IV.
PERFORMANCE AWARDS
     Section 4.01. Selection of Participants. The Committee shall have the authority to grant Performance Awards to one or more Executive Employees.

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     Section 4.02. Award Criteria.
     (a) Before March 31 of each calendar year for which it grants a Performance Award, the Committee shall establish (i) the Performance Measures and Performance Targets applicable to each Performance Award for that year and (ii) an objective formula for computing the Performance Award Payment based on such Performance Measures and Performance Targets. The Committee shall have sole discretion to determine the Performance Measures and Performance Targets applicable to each Performance Award and the formula for calculating the amount of the Performance Award Payment. The Committee may establish a minimum level of performance for Performance Award Payments to be made. In addition, the Committee may establish minimum, target, and maximum Performance Targets, with the size of the Performance Award based on the level attained. Once established, Performance Targets, Performance Measures, and the related formula shall not be changed during the Performance Period; provided, however, that the Committee may, in its discretion, eliminate or decrease the amount of a Performance Award Payment to any Participant.
     (b) The Committee may impose conditions in addition to those imposed pursuant to Subsection (a), including but not limited to a condition that the Participant be employed by the Company or an Affiliate on the payment date and/or a condition that the Participant be employed by the Company or an Affiliate on the payment date and/or a condition that the Participant re-pay the Award if he engages in prohibited competition with the Company or an Affiliate.
     Section 4.03. Certification of Performance. As soon as practicable after the Company’s audited financial statements are available for a Performance Period, the Committee shall determine the Company’s performance in relation to the Performance Targets for the Performance Period; and it shall certify in writing the extent to which the Performance Targets were achieved.
     Section 4.04. Performance Award Payments.
     (a) Subject to the provisions of Subsections (b) and (c) and Section 4.05, Performance Pay Awards, as determined Committee in accordance with its pre-established objective formula, shall be paid in cash. Each Performance Award Payment with respect to a calendar year shall be made during the first three months after the end of that calendar year or as soon as practicable thereafter (and under no circumstances later than six months after the end of such calendar year). Federal, state and local taxes shall be withheld from the Performance Award Payment.
     (b) Notwithstanding Subsection (a), the Committee may, in its discretion, reduce or eliminate the amount of any Performance Award Payment, as it deems appropriate.
     (c) Notwithstanding any other provision of the STIP, under no circumstances shall the Performance Award Payment amount for a Participant pursuant to the STIP for a calendar year exceed the lesser of (i) two times the Participant’s base salary for such year or (ii) Two Million Five Hundred Thousand ($2,500,000) Dollars.
     Section 4.05. Termination of Service. To receive a Performance Award Payment, a Participant must be employed by the Company or an Affiliate on the last day of the Performance Period. Notwithstanding the preceding sentence, if a Participant Terminates Service before such date on account of his or her death, Disability, or Retirement, the Committee may determine that the Participant shall be paid all or a portion of the total Performance Award Payment that the Participant would have received if he or she had been employed on the last day of the Performance Period. If the Participant is employed on the last day of the calendar year, but was not employed during the entire calendar year, the Participant shall receive a pro-rated payout for that part of the year in which he or she was a Participant. If the Participant is deceased at the time of a STIP payment, the payment shall be made to the Participant’s estate.
ARTICLE V.
TERM
     The STIP is contingent on approval of the Plan, of which the STIP is a part, by the Company’s shareholders at the Company’s 2008 Annual Meeting of Shareholders, and shall remain in effect until such time as it shall be terminated by the Board of Directors of the Company or, if earlier, five years after its approval by the Company’s shareholders.

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ARTICLE VI.
MISCELLANEOUS
     Section 6.01. Amendment and Termination. The Committee may amend, suspend or terminate the STIP at any time in its sole and absolute discretion. Any amendment or termination of the STIP, however, shall not affect the right of a Participant to receive any earned but unpaid Performance Award Payment. The Committee may amend the STIP without shareholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Securities Exchange Act of 1934 and Code Section 162(m). Termination of the STIP shall not affect any Awards previously granted.
     Section 6.02. Section 162(m) Compliance. It is the intent of the Company that awards made pursuant to the STIP constitute Qualified Performance-Based Compensation. Accordingly, the STIP shall be interpreted in a manner consistent with Code 162(m). If any provision of the STIP is intended to but does not comply with, or is inconsistent with, the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to and comply with Section 162(m).
     Section 6.03. Additional Payments. Nothing in the STIP precludes the Company from making additional payments or special awards to Participants outside of the Plan that may or may not qualify as Performance-Based Compensation, provided that such payment or award does not affect the qualification of any incentive compensation payable under the Plan as Performance-Based Compensation.

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